Exhibit 10.16

January 31, 2007

Ms. Patricia M. Lecouras

68 Greenfield Road

Stamford, CT 06906

plecouras@aol.com

Dear Pat:

It is with great pleasure that we confirm our offer to you for employment with Chefs Warehouse as Executive Vice President, Human Resources. Your salary will be $3846.15 weekly, ($200,000 per annum), effective on your start date, which will be March 5, 2007. In this position you will report directly to me.

In addition to the starting base salary, the following will also be part of your Chefs Warehouse employment package:

•	Four (4) weeks of vacation effective 2007.

•

Eligibility to participate in Chef Warehouse’s 2007 Individual Variable Compensation Plan (Bonus) at a target of 50% of your annual base salary. We will work together to plan for targets that will be based upon both company and personal objectives.

•	Eligibility to participate in Chefs Warehouse’s equity plan at 1/2 percent, vesting over 4 years.

•	In the event that your employment is terminated by the Chefs Warehouse for reasons other than cause, you will be eligible for 12 months severance.

This offer is contingent upon the following: your signing of the Employee Patent and Confidential Information Agreement and Code of Ethics and a background verification, (to include previous employers and education/degrees) prior to your start date.

Chef Warehouse offers an excellent benefits program designed to meet the needs of you and your eligible dependents. Coverage under most of these programs commences on the first day of employment. Information regarding these programs and other Company benefits, along with guidelines concerning employment, will be discussed at your employee orientation. The terms and conditions of all benefit plans are governed by the summary plan descriptions which I have enclosed.

Please be advised that Chefs Warehouse, the Company and its subsidiaries and affiliated companies intends to hire only legal workers (those individuals who, by law, have the right to work in the United States). As a condition of employment with the Company, you will be required to show proof of work eligibility to the Human Resources Department no later than your first scheduled day of employment. Enclosed is a copy of Form I-9 showing the necessary documentation needed to complete Section 2 on the form. Please bring this necessary documentation with you on your start date.

On your first day, we ask that you report to our warehouse at 1300 Viele Avenue, Bronx, New York. At that time I will provide you with additional documentation necessary to begin your employment.

As evidence of your acceptance of this position, please sign and return to me immediately this offer letter US Mail and the enclosed New Hire Paperwork. However, this letter does not establish a contract of employment for any duration. You or the Company may terminate your employment at any time without notice. We are delighted that you have decided to join the team at Chefs Warehouse. We are confident that your employment with us can make a positive contribution to your career and that you, in turn, will help us in attaining our corporate vision.

Sincerely,

Michael G. DeCata
President
Chefs Warehouse

MD/mm
Cc: Christopher Pappas
Enclosures

Accepted	/s/ Patricia M. Lecouras
Start Date	3-5-2007